Exhibit 10.30

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of September 2002, by and between ICO SATELLITE SERVICES GP (“ICO”) and Suzanne Hutchings (“Executive”).

RECITALS

A.                                       ICO desires to hire Executive as Senior Regulatory Counsel on the terms described in this Agreement;

B.                                         Executive desires to accept this position on the terms described in this Agreement.

AGREEMENT

In consideration of the above Recitals and the provisions of this Agreement, ICO and Executive agree as follows:

I. DUTIES

1.1                                     Title and Responsibilities. Executive shall serve as Senior Regulatory Counsel of ICO, with the responsibilities and duties typical of that position and as such other responsibilities and duties as may be assigned from time to time by ICO. Executive shall report to the Senior Vice President- Business Development or other such person as ICO may from time to time direct. Executive shall devote reasonable best efforts and full business time to the business and interests of ICO. Executive shall perform duties and responsibilities at such location from time to time as is mutually agreed by Executive and the Senior Vice President- Business Development.

1.2                                     Company Policies. Executive agrees to perform job consistent with all Company policies and ethical business practices.

II. TERM

2.                                           Term. Executive’s employment will commence on September 1, 2002 and continue until terminated as permitted by the terms of this Agreement.

III. COMPENSATION

3.1                                     Base Salary. Executive shall be paid a base salary (“Base Salary”) of One Hundred Thirty Seven Thousand One Hundred and Sixty Dollars ($137,160.00) per year, payable in monthly installments according to ICO’s usual payroll practices and subject to all requisite payroll deductions.

3.2                                     Bonus. Upon recommendation of the President of Holdings and approval by Holding’s Compensation Committee, ICO, in its sole discretion, may award an annual bonus to Executive. The target for this annual discretionary bonus is twenty percent (20%) of Executive’s Base Salary for the applicable calendar year, but it may be higher or lower depending upon the performance of Holdings, its subsidiaries and Executive. If a bonus is awarded, it will be paid by March 31 of the year following the calendar year for which the bonus is earned. If Executive’s employment is terminated for any reason other than for Cause (as described in Section 4.2), the discretionary bonus shall be adjusted to reflect the aggregate Base Salary paid to Executive for the portion of the year that Executive was employed under this Agreement and such discretionary bonus, if any, shall be paid within thirty (30) days following the date of termination. If Executive is terminated for Cause (as described in Section 4.2), he will be ineligible for a bonus.

3.3                                     Other Benefits.

(i)                                    Executive shall be entitled to three weeks (i.e., 15 business days) of paid vacation during each one-year period he is employed under this Agreement. Any unused accrued paid vacation days not taken during the year will expire as set forth in the Company’s Staff Handbook. Executive shall schedule vacations with due consideration for ICO’s business needs. Upon termination of Executive’s employment, ICO will pay Executive for any unused paid vacation, reduced pro rata for any partial year of service.

(ii)                                 Executive shall be entitled to the other employee benefits generally available to the full-time salaried employees of ICO to the extent and on the same terms generally available to ICO’s full-time salaried employees.

(iii)                              ICO shall pay or reimburse Executive for all travel and entertainment expenses incurred by Executive in connection with duties on behalf of ICO, subject to proper documentation and the reasonable approval of ICO.

IV. TERMINATION OF EMPLOYMENT

4.1                                     By Executive or ICO. Either Executive or ICO may terminate Executive’s employment for any or no reason upon thirty (30) days’ written notice. In lieu of notice or upon receipt of Executive’s notice of resignation, ICO may elect to terminate Executive’s employment immediately and, in such case, shall pay Executive one month’s Base Salary in addition to any Base Salary earned by Executive prior to termination and any accrued but unused paid vacation time, and Executive shall continue to be entitled to the benefits set forth in Section 3.3 during such thirty (30) day period. Upon such termination, Executive shall not be entitled to any other compensation except as set forth in this Section 4.1 and Section 3.2.

4.2                                     By ICO “for Cause”. ICO may terminate Executive’s employment immediately and without advance notice for Cause. As used herein, “Cause” means: (a) a material breach of the provisions of this Agreement by the Executive; (b) personal or professional conduct of Executive, which, in the reasonable and good faith judgment of ICO, injures or tends to injure the reputation of ICO or otherwise adversely affects the business interests of ICO. Such conduct may include, but is not limited to, dishonesty, chronic or excessive absenteeism, substance abuse, or arrest or indictment for or conviction of a felony or misdemeanor; (c) material breach by Executive of any statutory, common law or other duty or obligation to ICO, including Executive’s duty of loyalty or confidentiality to ICO; or (d) conduct which constitutes willful, wanton or grossly negligent malperformance of Executive’s duties. If Executive’s employment is terminated for Cause, ICO shall have no obligation to pay Executive any further compensation, including unpaid bonuses or benefits of any kind, except Base Salary earned by Executive, accrued but unused paid vacation time and expenses for which Executive is entitled to reimbursement consistent with ICO policies, prior to termination.

V. RESTRICTIVE COVENANT

5.1                                     Confidential Information. During employment by ICO and thereafter, Executive will not use or disclose any Confidential Information, except to the extent use or disclosure of the Confidential Information is necessary to the performance of duties for ICO or except as required to be disclosed by law or court order following consultation with ICO. The obligations set forth in this Section 5.1 shall expire on the third anniversary of the termination of Executive’s employment with ICO or any of its affiliates. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of Holdings, ICO and other direct and indirect subsidiaries of Holdings, including but not limited to information relating to ICO’s marketing and business plans, strategy, finances, customer identities, potential customers, employees, research, programs, trade secrets, proprietary information or other information that ICO makes reasonable efforts to maintain as confidential. “Confidential Information” shall not include any information that is in the public domain through no fault of Executive or which Executive learns from a third party who is not subject to an obligation of confidentiality.

5.2                                     Remedies. In the event of Executive’s actual or threatened breach of confidentiality obligation, ICO shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting ICO from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

5.3                                     Attorneys’ Fees and Costs. The prevailing party in any proceeding to enforce Executive’s confidentiality obligation, or any appeal therefrom, shall be entitled to recover its reasonable attorneys’ fees and costs, including all costs associated with depositions and expert witnesses, from the nonprevailing party.

VI. GENERAL PROVISIONS

6.1                                     Dispute Resolution. Any action to enforce, interpret, construe or otherwise arising out of or in connection with this Agreement or Executive’s employment relationship with ICO must be brought in the state or federal courts located in Seattle, Washington, except for claims the law requires to be filed with an administrative agency. Executive and ICO agree to subject themselves to the jurisdiction of such courts.

6.2                                     Entire Agreement. Except where this Agreement specifically references and incorporates other agreements documents or policies, this Agreement contains the entire agreement and understanding of the parties with respect to Executive’s employment by ICO and the compensation payable to Executive by ICO and supersedes all prior understandings, agreements and discussions. This Agreement may only be amended or modified by a written instrument executed by Executive and ICO.

6.3                                  Notices. Any notice required or permitted under this Agreement shall be in writing and shall be delivered personally, or sent by certified or registered mail, postage prepaid, return receipt requested. Any such notice shall be considered given when delivered personally, or if mailed, three (3) days after the date of deposit in the United States mail addressed to the party at the last known address of the party, The initial address for notices shall be set forth below.

6.4                                  Non-Waiver. Failure to enforce at any time any of the provisions of this Agreement shall not be interpreted to be a waiver of such provisions or to affect either the validity of this Agreement or the right of either party thereafter to enforce each and every provision of this Agreement.

6.5                                  Separability. If one or more provisions of this Agreement is finally determined to be invalid or unenforceable, such provision will not affect or impair the other provisions of this Agreement, all of which will continue to be in effect and will be enforceable, provided, however, that any such invalid provisions shall, to the extent possible, be reformed so as to implement insofar as practicable the intentions of the parties.

6.6                                  Law. This Agreement shall be interpreted in accordance with the laws of the State of Washington.

ICO SATELLITE SERVICES GP		EXECUTIVE

By:	ICO Satellite Services Limited
Its: General Partner

By:	/s/ Dennis Schmitt	/s/ Suzanne Hutchings
Its: Director		Suzanne Hutchings
Date:	9/1/2002	Date:	September 4, 2002
Address:	2300 Carillon Point	Address:
Kirkland, WA 98033